CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Target Optimized Participation Securities due 2020	$103,000	$14.05

PROSPECTUS Dated November 21, 2011 PROSPECTUS SUPPLEMENT Dated November 21, 2011 INDEX SUPPLEMENT	Pricing Supplement No. 930 to Registration Statement No. 333-178081 Dated November 21, 2011 Dated July 26, 2013 Rule 424(b)(2)

  $103,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

TOPSSM Based on the Value of the S&P 500® Index due July 31, 2020
Target Optimized Participation Securities (“TOPSSM”)
Principal at Risk Securities
Unlike ordinary debt securities, the TOPS Based on the Value of the S&P 500® Index due July 31, 2020, which we refer to as the TOPS, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each TOPS that you hold an amount in cash that will vary depending on the closing value of the S&P 500® Index, which we refer to as the index, observed on the weekly observation dates during the term of the TOPS and on the valuation date.  If the index has appreciated at all as of the valuation date, you will realize a return on your investment in the TOPS equal to the greater of (i) the lookback percent increase and (ii) the fixed return of 35%.  The lookback percent increase is the percentage increase of the highest closing value of the index observed on the weekly observation dates from the initial index value.  However, if the index has remained the same or depreciated as of the valuation date relative to the initial index value, the payment at maturity may be less, and possibly significantly less, than the stated principal amount of the TOPS.  You could lose some or all of your investment in the TOPS.  These long-dated TOPS are for investors who seek an equity-index based return and who are willing to risk their principal and forgo current income in exchange for the opportunity to receive a positive return based on the highest closing value on any of the weekly observation dates during the term of the TOPS or, if greater, the fixed return of 35%, but only if the index’s closing value on the valuation date is greater than its closing value on the pricing date.  The TOPS are unsecured obligations of Morgan Stanley.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each TOPS is $1,000.
•	We will not pay interest on the TOPS.
•	At maturity, you will receive an amount of cash per TOPS based on the closing value of the index (i) on the weekly observation dates and (ii) on the valuation date:
º
If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of TOPS that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the greater of (i) the lookback percent increase and (ii) the fixed return of 35%.  There is no maximum payment at maturity on the TOPS.

º
If the final index value is less than or equal to the initial index value, you will receive for each $1,000 stated principal amount of TOPS that you hold a payment at maturity equal to $1,000 × index performance factor × 135%.  If the final index value has decreased from the initial index value by more than approximately 25.926%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount and could be zero.

Please see examples and graphs illustrating the payment at maturity in “Hypothetical Payouts on the TOPS at Maturity” on PS-8.
•	The lookback percent increase will be a fraction, the numerator of which is the lookback index value minus the initial index value and the denominator of which is the initial index value.
•	The index performance factor will be a fraction equal to the final index value divided by the initial index value.
•	The initial index value is 1,691.65, which is the closing value of the index on July 26, 2013, the day we priced the TOPS for initial sale to the public, which we refer to as the pricing date.
•	The lookback index value will equal the highest closing value of the index observed on the weekly observation dates.
•
The observation dates will be each Wednesday during the period from but excluding the pricing date to and including the valuation date, and the valuation date itself (whether or not a Wednesday), provided that if the valuation date falls on a Thursday or Friday, the immediately preceding Wednesday of that week shall not be an observation date. The observation dates will be subject to postponement for non-index business days and market disruption events.

•	The valuation date will be July 28, 2020, subject to postponement for non-index business days and certain market disruption events.
•	Investing in the TOPS is not equivalent to investing in the index or its component stocks.
•	The TOPS will not be listed on any securities exchange.
•	The estimated value of the TOPS on the pricing date is $951.24 per TOPS. See “Summary of Pricing Supplement” beginning on PS-4
•	The CUSIP number for the TOPS is 61761JJV2. The ISIN for the TOPS is US61761JJV26.
You should read the more detailed description of the TOPS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of TOPS.”
The TOPS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER TOPS

	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer(3)
Per TOPS	$1,000	$35	$965
Total	$103,000	$3,605	$99,395
(1)	The price to public for investors purchasing the TOPS in fee-based advisory accounts will be $970 per TOPS.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $35 for each TOPS they sell; provided that dealers selling to investors purchasing the TOPS in fee-based advisory accounts will receive a sales commission of  $5 per TOPS.  See “Description of TOPS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Description of TOPS—Use of Proceeds and Hedging” beginning on PS-24.
The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of TOPS––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The TOPS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the TOPS and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the TOPS, see the section of this pricing supplement called “Description of TOPS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the TOPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The TOPS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The TOPS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The TOPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the TOPS or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the TOPS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the TOPS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The TOPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the TOPS may be circulated or distributed, nor may the TOPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where TOPS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the TOPS pursuant to an offer made under Section 275 except:

(1)      to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)      where no consideration is or will be given for the transfer; or

(3)      where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the TOPS in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The TOPS are medium-term debt securities of Morgan Stanley.  The TOPS do not pay interest and do not guarantee the return of any principal at maturity.  The TOPS have been designed for investors who are willing to forgo market floating interest rates in exchange for a payment at maturity depending on the closing value of the S&P 500® Index, which we refer to as the index, observed on the weekly observation dates during the term of the TOPS and on the valuation date.  If the index has appreciated at all as of the valuation date, you will realize a return on your investment in the TOPS equal to the greater of (i) the lookback percent increase and (ii) the fixed return of 35%.  The lookback percent increase is the percentage increase of the highest closing value of the index observed on the weekly observation dates during the term of the TOPS over the initial index value. However, if the index has remained the same or depreciated as of the valuation date relative to the initial index value, the payment at maturity may be less, and possibly significantly less, than the stated principal amount of the TOPS.  You could lose all of your investment in the TOPS.  All payments on the TOPS are subject to the credit risk of Morgan Stanley.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and have been licensed for use by Morgan Stanley.

Each TOPS costs $1,000
We, Morgan Stanley, are offering the TOPS Based on the Value of the S&P 500® Index due July 31, 2020, which we refer to as the TOPS.  The stated principal amount and original issue price of each TOPS is $1,000.  The original issue price includes costs associated with issuing, selling, structuring and hedging the TOPS, which are borne by you, and, consequently, the estimated value of the TOPS on the pricing date is less than $1,000.  We estimate that the value of each TOPS on the pricing date is $951.24.

What goes into the estimated value on the pricing date?

In valuing the TOPS on the pricing date, we take into account that the TOPS comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the TOPS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the TOPS?

In determining the economic terms of the TOPS, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the TOPS, such as the fixed return, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the TOPS?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the TOPS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the TOPS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the TOPS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the TOPS and, if it once chooses to make a market, may cease doing so at any time.

The TOPS do not guarantee the return of any principal at maturity; no interest
Unlike ordinary debt securities, the TOPS do not pay interest and do not guarantee the return of any principal at maturity.  At maturity, you will receive for each $1,000 stated principal amount of TOPS that you hold an amount in cash that will vary depending on the closing value of the index observed on the weekly observation dates during the term of the TOPS and on the valuation date, and this amount may be significantly less than the stated principal amount of the TOPS and could be zero.  Accordingly, you could lose your entire initial investment in the TOPS.

Payment at maturity depends on the value of the index
At maturity, you will receive for each $1,000 stated principal amount of TOPS that you hold an amount in cash that will vary depending upon the closing value of the index observed on the weekly observation dates during the term of the TOPS and on the valuation date, determined as follows:

• If the final index value is greater than the initial index value, you will receive for each $1,000 stated principal amount of TOPS that you hold a payment at maturity equal to:
$1,000 + $1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 35% where,

lookback percent increase	=	lookback index value – initial index value
initial index value

initial index value = 1,691.65, which is the closing value of the index on July 26, 2013, the day we priced the TOPS for initial sale to the public, which we refer to as the pricing date.

lookback index value = The highest closing value of the index observed on the observation dates observation dates = Each Wednesday during the period from but excluding the pricing date to and including the valuation date, and the valuation date itself (whether or not a Wednesday), provided that if the valuation date falls on a Thursday or Friday, the immediately preceding Wednesday of that week shall not be an observation date.

There is no maximum payment at maturity on the TOPS.

• If the final index value is less than or equal to the initial index value, you will receive for each $1,000 stated principal amount of TOPS that you hold a payment at maturity equal to:

$1,000 × index performance factor × 135%
where,

index performance factor	=	final index value
initial index value

final index value = The closing value of the index on July 28, 2020, which we refer to as the valuation date, subject to postponement for non-index business days and market disruption events.

Where the final index value has decreased from the initial index value by more than approximately 25.926%, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

All payments on the TOPS are subject to the credit risk of Morgan Stanley.

Beginning on PS-8, in the section titled “Hypothetical Payouts on the TOPS at Maturity,” we have provided examples and graphs illustrating the payout on the TOPS at maturity over a range of hypothetical closing values of the index on the valuation date and, if applicable, on the weekly observation dates.  The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of TOPS—Historical Information” starting on PS-23.  You cannot predict the future performance of the index based on its historical performance.

Investing in the TOPS is not equivalent to investing in the index or its component stocks.
Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, the lookback index value, the lookback percent increase or the index performance factor, as applicable, whether a market disruption event has occurred and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the TOPS, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of TOPS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-24.

Where you can find more information on the TOPS
The TOPS are unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011, the index supplement dated November 21, 2011 and the prospectus dated November 21, 2011.  We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt

Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the TOPS, you should read the “Description of TOPS” section in this pricing supplement.  You should also read about some of the risks involved in investing in the TOPS in the section called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of TOPS—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the TOPS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE TOPS AT MATURITY

The following examples illustrate the payment at maturity on the TOPS for a range of hypothetical closing values of the index on the valuation date and, if applicable, on the weekly observation dates, taking into account whether or not the final index value is greater than the initial index value.  The actual initial index value is set forth on the cover page of this pricing supplement.

I.  If the final index value is greater than the initial index value:

Payment at maturity = $1,000 + ($1,000 × the greater of (i) the lookback percent increase and (ii) the fixed return of 35%)

In the scenario where the final index value is greater than the initial index value, the payment at maturity will be at least $1,350 per TOPS and will depend solely on the lookback percent increase, which is the percentage increase of the highest closing value of the index observed on the weekly observation dates over the term of the TOPS from the initial index value.  If the lookback percent increase is greater than the fixed return of 35%, the return on the TOPS will equal the lookback percent increase.  If the lookback percent increase is less than or equal to the fixed return of 35%, the return on the TOPS will equal the fixed return of 35%.

	Example 1	Example 2
Hypothetical initial index value	1,600	1,600
Hypothetical final index value	1,840	1,601
Hypothetical lookback index value	1,920 (resulting in a lookback percent increase of 20%)	2,720 (resulting in a lookback percent increase of 70%)
Payment at maturity	$1,000 + ($1,000 × the greater of the lookback percent increase of 20% and the fixed return of 35%) = $1,350	$1,000 + ($1,000 × the greater of the lookback percent increase of 70% and the fixed return of 35%) = $1,700

In Example 2, although the final index value has increased from the initial index value by less than 0.1% (which is substantially less than the percentage increase of 15% in Example 1), investors benefit from a 70% increase in the index observed on one of the weekly observation dates over the term of the TOPS and realize a return on the TOPS equal to 70%, which is significantly more than the 35% return achieved in Example 1.

For the scenario where the final index value is greater than the initial index value, the following graph illustrates the payment at maturity for a range of hypothetical percentages by which the lookback index value is greater than the initial index value.

*NOTE:  The lookback percent increase cannot be less than or equal to 0% because the final index value (which is the closing value of the index on the final observation date) must be greater than the initial index value in this scenario, and that alone will result in a lookback percent increase of greater than zero.

II.  If the final index value is less than or equal to the initial index value:

Payment at maturity = $1,000 × index performance factor × 135%

In the scenario where the final index value is less than or equal to the initial index value, the lookback observation feature will not apply, and the payment at maturity will depend solely on the index performance factor, which, under this scenario, will be equal to or less than 100%.  If the index performance factor is between approximately 74.0741% and 100%, the payment at maturity will be between the stated principal amount of $1,000 and $1,350.  If the index performance factor is less than approximately 74.0741%, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.

	Example 1	Example 2
Hypothetical initial index value	1,600	1,600
Hypothetical final index value	1,185.60	800
Hypothetical index performance factor	74.10%	50%
Payment at maturity	$1,000 × 74.10% × 135% = approximately $1,000	$1,000 × 50% × 135% = $675

For the scenario where the final index value is less than or equal to the initial index value, the following graph illustrates the payment at maturity for a range of hypothetical index performance factors.

*NOTE:  The index performance factor cannot be greater than 100% because the final index value is less than or equal to the initial index value in this scenario.

RISK FACTORS

The TOPS are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the TOPS is not equivalent to investing in the index or its component stocks.  This section describes the most significant risks relating to the TOPS.  For a further discussion of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus.

The TOPS do not pay interest or guarantee any return of principal
The terms of the TOPS differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the TOPS at maturity.  At maturity, you will receive for each $1,000 stated principal amount of TOPS that you hold an amount in cash based upon the closing value of the index observed on the weekly observation dates during the term of the TOPS and on the valuation date. Only if the final index value is greater than the initial index value will you receive a return equal to the greater of the lookback percent increase and the fixed return of 35%, which we refer to as the lookback observation feature.  If the final index value is less than or equal to the initial index value, you will lose the benefit of the lookback observation feature and will receive a payment at maturity equal to the product of the stated principal amount and the index performance factor (which would fully expose you to the negative performance of the index as of the valuation date) multiplied by 135%.  Even with the leverage of 135%, you will receive a payment at maturity that is less than the stated principal amount of $1,000 if the final index value declines by more than approximately 25.926% from the initial index value.  In addition, the more the final index value has declined from the initial index value, the less the leverage of 135% will benefit your payment at maturity.  For example, if the final index value were to decline from the initial index value by 99%, investors would receive only $13.50 per TOPS at maturity, as compared to $10 which would be payable on an investment that exposes investors on a 1 to 1 basis to the negative performance of the index.  The leverage of 135% does not provide for any minimum payment at maturity and, accordingly, you risk the full loss of your principal by investing in the TOPS.  See “Hypothetical Payouts on the TOPS at Maturity” on PS-8.

You will benefit from the lookback observation feature only if the final index value is greater than the initial index value
Under the terms of the TOPS, you will benefit from the lookback observation feature only if the final index value is greater than the initial index value.  If the final index value is less than or equal to the initial index value, you will not benefit from any increase in the index observed on any weekly observation date during the term of the TOPS and will not get the benefit of the fixed return of 35% and, instead, will receive a payment at maturity that is calculated based solely on the final index value.  Under this scenario, the highest possible payment at maturity would be $1,350 per TOPS, which would be payable only if the final index value remains the same as the initial index value.  However, if the final index value decreases from the initial index value by more than approximately 25.926%, the payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount for each TOPS and could be zero.

The lookback index value is based solely on the closing values of the index on the specified weekly observation dates
Even if the lookback observation feature is available to you because the final index value is greater than the initial index value, due to the fact that the lookback index value is based solely on the closing values of the index on the specified weekly observation dates, you will not benefit from any significant appreciation of the index that occurs on days other than the specified observation dates during the term of the TOPS.  As a result, if the index increases substantially as of some days over the term of the TOPS but does not increase substantially as of the specified weekly observation dates, you will receive a payment at maturity that is substantially less than if the lookback index value were based on a daily observation of the index during the term of the TOPS.

The market price of the TOPS will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the TOPS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the TOPS in the secondary market, including:

• the value of the index at any time and, in particular, on the observation dates,
• the volatility (frequency and magnitude of changes in value) of the index,
• dividend rates on the securities underlying the index,
• interest and yield rates in the market,

•   geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the component stocks of the index and which may affect the value of the index,

• the time remaining until the maturity of the TOPS,
• the composition of the index and changes in the constituent stocks of the index, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your TOPS prior to maturity.  For example, you may have to sell your TOPS at a substantial discount from the stated principal amount if at the time of sale the value of the index is at or below the initial index value.  Generally, the longer the time remaining to maturity, the more the market price of the TOPS will be affected by the other factors described above.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the TOPS.
The TOPS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the TOPS
You are dependent on Morgan Stanley’s ability to pay all amounts due on the TOPS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The TOPS are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the TOPS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the TOPS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the TOPS.

The TOPS will not be listed on any securities exchange and secondary trading may be limited
The TOPS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the TOPS.  MS & Co. may, but is not obligated to, make a market in the TOPS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the TOPS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the TOPS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the TOPS easily.  Since other broker-dealers may not participate significantly in the secondary market for the TOPS, the price at which you may be able to trade your TOPS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the TOPS, it is likely that there would be no secondary market for the TOPS. Accordingly, you should be willing to hold your TOPS to maturity.
The rate we are willing to
pay for securities of this
type, maturity and
issuance size is likely to be
lower than the rate
implied by our secondary
market credit spreads and
advantageous to us.  Both
the lower rate and the
inclusion of costs
associated with issuing,
selling, structuring and
hedging the TOPS in the
original issue price reduce
the economic terms of the
TOPS, cause the estimated
value of the TOPS to be
less than the original issue
price and will adversely
affect secondary market
prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the TOPS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the TOPS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the TOPS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the TOPS are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the TOPS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the TOPS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price
These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the TOPS than those generated by others, including other dealers in the market, if they attempted to value the TOPS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your TOPS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

Investing in the TOPS is not equivalent to investing in the index
Investing in the TOPS is not equivalent to investing in the index or its component stocks.  Investors in the TOPS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the index.

Adjustments to the index could adversely affect the value of the TOPS
Standard & Poor’s Financial Services LLC, which we refer to as S&P, is responsible for calculating and maintaining the index.  S&P can add, delete or substitute the stocks underlying the index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the index.  Any of these actions could adversely affect the value of the TOPS.

S&P may discontinue or suspend calculation or publication of the index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the TOPS insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the TOPS at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance of the index.

The calculation agent, which is a subsidiary of the issuer, has made and will make determinations with respect to the TOPS
As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, the lookback percent increase or the index performance factor, as applicable, and the payment that you will receive at maturity, if any.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the index, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of TOPS—Market Disruption Event” and “—Discontinuance of the Index; Alteration of Method of Calculation.”  In addition, MS & Co. has determined the estimated value of the TOPS on the pricing date.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the TOPS
One or more of our subsidiaries and/or third-party dealers have carried out, and expect to continue carrying out, hedging activities related to the TOPS (and to other instruments linked to the index or its component stocks), including trading in the stocks that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the stocks that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the value above which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the TOPS.  Additionally, such hedging or trading activities during the term of the TOPS could adversely affect the value of the index on the observation dates including the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the TOPS are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the TOPS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the TOPS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each TOPS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the TOPS, the timing and character of income on the TOPS might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the TOPS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the TOPS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the TOPS as ordinary income. The risk that a TOPS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with non-buffered equity-linked securities. We do not plan to request a ruling from the IRS regarding the tax treatment of the TOPS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the TOPS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the TOPS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the TOPS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF TOPS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “TOPS” refers to each $1,000 Stated Principal Amount of our TOPS Based on the Value of the S&P 500® Index due July 31, 2020.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$103,000
Pricing Date	July 26, 2013
Original Issue Date (Settlement Date)	July 31, 2013 (3 Business Days after the Pricing Date)
Maturity Date	July 31, 2020, subject to extension as described in the following paragraph.

If the Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.  See “––Valuation Date” below.

Issue Price	100% ($1,000 per TOPS)
Stated Principal Amount	$1,000 per TOPS
Denominations	$1,000 and integral multiples thereof
CUSIP	61761JJV2
ISIN	US61761JJV26
Interest Rate	None
Specified Currency	U.S. dollars
Payment at Maturity	At maturity, upon delivery of the TOPS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each TOPS an amount in cash, as determined by the Calculation Agent, equal to:
(i) if the Final Index Value is greater than the Initial Index Value, $1,000 plus the product of $1,000 and the greater of (x) the Lookback Percent Increase and (y) the Fixed Return of 35%, or
(ii) if the Final Index Value is less than or equal to the Initial Index Value,
$1,000 × the Index Performance Factor × 135%

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered, if any, with respect to the $1,000 Stated Principal Amount of each TOPS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the TOPS to the Trustee for delivery to DTC, as holder of the TOPS, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Lookback Percent Increase
A fraction, as determined by the Calculation Agent, the numerator of which is the Lookback Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Lookback Percent Increase =	Lookback Index Value – Initial Index Value
Initial Index Value
Initial Index Value	1,691.65, the Index Closing Value on the Pricing Date.
Final Index Value	The Index Closing Value on the Valuation Date, as determined by the Calculation Agent.
Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index; Alteration of Method of Calculation” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index; Alteration of Method of Calculation.”

Lookback Index Value	The Lookback Index Value will equal the highest Index Closing Value observed on the Observation Dates, as determined by the Calculation Agent.
Index Publisher	Standard & Poor’s Financial Services LLC or any successor publisher of the Index.
Observation Dates
The Observation Dates will be each Wednesday during the period from but excluding the Pricing Date to and including the Valuation Date, and the Valuation Date itself (whether or not a Wednesday), provided that if the Valuation Date falls on a Thursday or Friday, the immediately preceding Wednesday of that week shall not be an Observation Date.  Each of the Observation Dates will be subject to postponement for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If any scheduled Observation Date (other than the final Observation Date) is not an Index Business Day or if there is a Market Disruption Event on such date, such Observation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event.

Valuation Date	July 28, 2020, subject to postponement for non-Index Business Days or Market Disruption Events as described in the following paragraph.

If the scheduled Valuation Date is not an Index Business Day or if there is a Market Disruption Event on such day, the Valuation Date shall be the next succeeding Index Business Day on which there is no Market Disruption Event; provided that the Index Closing Value for the Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Valuation Date, and if such date is not an Index Business Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting the Index.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index Business Day
A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Relevant Exchange
The primary exchange(s) or market(s) of trading for (i) any security then included in the Index, or any Successor Index, and (ii) any futures or options contracts related to the Index or to any security then included in the Index.

Book Entry Security or Certificated Security
Book Entry.  The TOPS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the TOPS.  Your beneficial interest in the TOPS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to

DTC, as the registered holder of the TOPS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior
Trustee	The Bank of New York Mellon, a New York banking corporation
Agent	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per TOPS, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate number of TOPS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the TOPS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index; Alteration of Method of Calculation” and “—Market Disruption Event” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Index, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:
(i) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) on the Relevant Exchange for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Index (or the

Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(ii)a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these TOPS.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Index shall be based on a comparison of (x) the portion of the value of the Index attributable to that security relative to (y) the overall value of the Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation in Case of an Event of Default
If an Event of Default with respect to the TOPS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the TOPS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the TOPS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the TOPS. That cost will equal:
•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the TOPS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the TOPS, which we describe below, the holders of the TOPS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the TOPS is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the TOPS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:
•	no quotation of the kind referred to above is obtained, or

	•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the TOPS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

	•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
	•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Discontinuance of the Index; Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the TOPS, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the TOPS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues the publication of the Index prior to, and such discontinuance is continuing on, the Valuation

Date or the date of acceleration and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the TOPS.

If at any time the method of calculating the Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the sole opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Index or such Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

The Index
The S&P 500® Index, which is calculated, maintained and published by S&P, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley	“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley. For more information, see “S&P 500® Index—License Agreement Between S&P and Morgan Stanley” in the accompanying index supplement.
Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2008 through July 26, 2013.  The Index Closing Value on July 26, 2013 was 1,691.65.  The graph following the table sets forth the historical performance of the Index for the period from January 1, 2008 through July 26, 2013.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Valuation Date.  The Final Index Value may decline by more than approximately 25.926% from the Initial Index Value so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the TOPS.

We cannot give you any assurance that the value of the Index on the Valuation Date will increase from the Initial Index Value or will not decline by more than approximately 25.926% from the Initial Index Value so that you will receive a Payment at Maturity that exceeds the Stated Principal Amount of the TOPS.

S&P 500® Index	High	Low	Period End
2008
First Quarter	1,447.16	1,273.37	1,322.7
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter (through July 26, 2013)	1,695.53	1,614.08	1,691.65

Historical Daily Index Closing Values of the S&P 500® Index
January 1, 2008 through July 26, 2013

Use of Proceeds and Hedging
The proceeds we receive from the sale of the TOPS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per TOPS issued, because, when we enter into hedging transactions in order to meet our obligations under the TOPS, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the TOPS borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the TOPS.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we hedged our anticipated exposure in connection with the TOPS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the stocks constituting the Index and in futures and/or options contracts on the Index or its component stocks listed on major securities markets.  Such purchase activity could have increased the Initial Index Value, and therefore could have increased the value at which the Index must close on the Valuation Date so that you do not suffer a loss on your initial investment in the TOPS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the TOPS by purchasing and selling the stocks underlying the Index, futures and/or options contracts on the Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Observation Dates including the Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the TOPS or the payment you will receive at maturity, if any.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),”

 the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of TOPS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the TOPS directly to the public at the public offering price set forth on the cover page of this pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the Agent a fixed sales commission of $35 for each TOPS they sell; provided that dealers selling to investors purchasing the TOPS in fee-based advisory accounts will receive a sales commission of $5 per TOPS. After the initial offering of the TOPS, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the TOPS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the TOPS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the TOPS or the level of the Index.  Specifically, the Agent may sell more TOPS than it is obligated to purchase in connection with the offering, creating a naked short position in the TOPS for its own account.  The Agent must close out any naked short position by purchasing the TOPS in the open market after the offering.  A naked short position in the TOPS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the TOPS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the TOPS in the open market to stabilize the price of the TOPS.  Any of these activities may raise or maintain the market price of the TOPS above independent market prices or prevent or retard a decline in the market price of the TOPS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the TOPS. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the TOPS or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the TOPS, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the TOPS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the TOPS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the TOPS or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the TOPS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the TOPS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The TOPS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The TOPS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The TOPS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the TOPS or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the TOPS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the TOPS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The TOPS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the TOPS may be circulated or distributed, nor may the TOPS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where TOPS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the TOPS pursuant to an offer made under Section 275 except:
(1)
to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

	(2)	where no consideration is or will be given for the transfer; or
	(3)	where the transfer is by operation of law.
Validity of the TOPS
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the TOPS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such TOPS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith); provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the TOPS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these TOPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these TOPS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the TOPS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these TOPS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these TOPS.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these TOPS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these TOPS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such TOPS on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these TOPS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The TOPS are contractual financial instruments.  The financial exposure provided by the TOPS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the TOPS.  The TOPS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the TOPS.

Each purchaser or holder of any TOPS acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the TOPS, (B) the purchaser or holder’s investment in the TOPS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the TOPS;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the TOPS and (B) all hedging transactions in connection with our obligations under the TOPS;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and
(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these TOPS has exclusive responsibility for ensuring that its purchase, holding and disposition of the TOPS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these TOPS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the TOPS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the TOPS by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the TOPS, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the TOPS issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the TOPS.  This discussion applies only to initial investors in the TOPS who:

•
purchase the TOPS at their “issue price,” which will equal the first price at which a substantial amount of the TOPS is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

	•	will hold the TOPS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the TOPS as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the TOPS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

In addition, we will not attempt to ascertain whether any issuer of any shares to which a TOPS relates (such shares hereafter referred to as “Underlying Shares”), is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a TOPS.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the TOPS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the TOPS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each TOPS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the TOPS or instruments that are similar to the TOPS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the TOPS (including possible alternative treatments of the TOPS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each TOPS as an open transaction.

Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a TOPS that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the TOPS
Assuming the characterization of the TOPS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the TOPS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the TOPS should equal the amount paid by the U.S. Holder to acquire the TOPS.

Sale, Exchange or Settlement of the TOPS.  Upon a sale, exchange or settlement of the TOPS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the TOPS sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the TOPS should be long-term capital gain or loss if the U.S. Holder has held the TOPS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the TOPS

Due to the absence of authorities that directly address the proper tax treatment of the TOPS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a TOPS as a debt instrument.  The risk that a TOPS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with non-buffered equity-linked securities.

If a TOPS were treated as a debt instrument for U.S. federal income tax purposes, it would be subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the Contingent Debt Regulations applied to the TOPS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the TOPS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a

U.S. Holder at maturity or upon a sale, exchange or other disposition of the TOPS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the TOPS, other alternative U.S. federal income tax treatments of the TOPS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the TOPS.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the TOPS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the TOPS, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the TOPS and the payment of proceeds from a sale, exchange or other disposition of the TOPS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a TOPS that is, for U.S. federal income tax purposes:
•	an individual who is classified as a nonresident alien;
•	a foreign corporation; or
•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:
•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or
•	a holder for whom income or gain in respect of the TOPS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the TOPS.
Tax Treatment upon Sale, Exchange or Settlement of the TOPS

In general.  Assuming the treatment of the TOPS as set forth above is respected, and subject to the discussion above regarding the possible application of Section 897 of the Code and the discussion below concerning backup withholding, a Non-U.S. Holder of the TOPS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion above regarding the possible application of Section 897, if all or any portion of a TOPS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the TOPS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a TOPS (or a financial institution holding the TOPS on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the TOPS, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the TOPS to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the TOPS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the TOPS, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the TOPS may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the TOPS.
Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the TOPS at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the TOPS ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the TOPS.